Exhibit 99.1

News Release

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www.celera.com

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David Speechly, Ph.D.

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David.Speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA ELECTS PETER BARTON HUTT TO BOARD OF DIRECTORS

ALAMEDA, CA — August 25, 2008 — Celera Corporation (NASDAQ:CRA) today announced the election of Peter Barton Hutt as a Director of the company.

Peter Barton Hutt is a senior counsel in the Washington, DC law firm of Covington & Burling, specializing in Food and Drug Law. He began his law practice with the firm in 1960 and, except for his four years with the Food and Drug Administration (FDA), has continued working at the firm. From 1971 to 1975 he was Chief Counsel for the FDA. Since 1994, he has taught a course on Food and Drug Law at Harvard Law School. He is the co-author of Food and Drug Law: Cases and Materials and has published more than 175 book chapters and articles on food and drug law and on health policy. While at FDA, he drafted the legislation that was enacted as the Medical Device Amendments of 1976. He has testified before the House and Senate more than 100 times, either as a witness or as counsel accompanying a witness.

Mr. Hutt has represented national trade associations for the food, prescription drug, nonprescription drug, dietary supplement, and cosmetic industries, and has been a member of the Institute of Medicine of the National Academy of Sciences since it was formed in 1971. He recently served on the FDA Science Board Working Group to review the FDA science needs in order to perform its regulatory mission. He serves on a wide variety of other academic and scientific advisory boards, on the Board of Directors of ten venture capital startup companies, and on the Advisory Board of six venture capital firms.

Mr. Hutt received his bachelor’s degree from Yale University, law degree from Harvard University, and a LLM degree from New York University School of Law.

“Peter Barton Hutt’s industry and regulatory experience allows him to make significant contributions to Celera at this important time in its growth,” said William G. Green, Esq., Chairman of the Board of Celera.

CELERA ELECTS PETER BARTON HUTT TO BOARD OF DIRECTORS

About Celera

Celera is a healthcare business delivering personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through its strategic alliance with Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer and liver diseases. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

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Copyright© 2008. Celera Corporation. All Rights Reserved. Celera is a registered trademark of Celera Corporation or its subsidiaries in the U. S. and/or certain other countries.

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